Exhibit 99.1

NAVISTAR REPORTS SEC FORMALIZES RESTATEMENT INQUIRY

WARRENVILLE, Ill. - March 17, 2005 -- Navistar International Corporation (NYSE: NAV) announced today that it has been advised by the Securities and Exchange Commission that the inquiry into the company’s restatement of its financial results for the fiscal years 2002 and 2003 and the first three quarters of 2004 has become a formal investigation.

As part of its ongoing cooperation with the SEC’s inquiry, the company identified information potentially relevant to the investigation that may be in the possession of one or more former employees outside the company’s control. The company has informed the SEC of this information. Following the company’s notification, the SEC changed the status of its inquiry. The company continues to cooperate fully with the SEC.

The company announced on March 14 that the filing of the Form 10-Q for the first fiscal quarter ended January 31, 2005 for the company and Navistar Financial Corporation, its finance subsidiary, will be delayed beyond their respective deadlines and that it expects it will announce first quarter results by mid-April. The reasons for the delay are unrelated to the SEC’s decision to change the status of the inquiry.

Navistar filed its Form 10-K for the fiscal year ended October 31, 2004 on February 15. The document presented restated financial statements for the fiscal years of 2002 and 2003 and restated financial information for the first three quarters of 2004. The restatement reflects adjustments primarily related to accounting for the securitization of assets at the company’s finance subsidiary and the consolidation of company-owned dealer organizations. At that time, the company reported that the SEC was conducting an informal inquiry into the restatements and added that the reporting of first quarter results would be late.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. With the broadest distribution network in North America, the company also provides financing for customers and dealers. Additional information is available at www.nav-international.com.

Forward Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this news release and we assume no obligation to update the information included in this news release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumption. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

E-1